EXHIBIT 3

Name of Reporting Person	Number of Shares (Direct) (5)		Number of Shares (Indirect)		Percent of Class Beneficially Owned (1)
Mayfield X, L.P. a Delaware Limited Partnership	914,847	(2)	-0-		5.3%
Mayfield X Management, L.L.C., a Delaware Limited Liability Company	16,362	(3)	1,129,330	(2)(4)(5)	6.6%
Mayfield X Annex, L.P. a Delaware Limited Partnership	53,439	(4)	-0-		0.3%
Mayfield Associates Fund V, L.P. a Delaware Limited Partnership	35,230	(5)	-0-		0.2%
Mayfield Principals Fund, L.L.C., a Delaware Limited Liability Company	109,452	(6)	-0-		0.6%
Yogen K. Dalal	-0-		1,129,330	(7)	6.6%
Kevin A. Fong	-0-		1,129,330	(7)	6.6%
William D. Unger	-0-		1,129,330	(7)	6.6%
Wendell G. Van Auken, III	-0-		1,129,330	(7)	6.6%
A. Grant Heidrich, III	-0-		1,129,330	(7)	6.6%
Allen L. Morgan	15,773	(8)	1,129,330	(7)	6.6%
Total	1,145,103	(7)(8)			6.6%

(1)	For all the Reporting Persons other than Mayfield X Management, L.L.C. and the individual Reporting Persons, the respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of shares outstanding as reported in the Issuer’s Form 10-Q for the period ended September 30, 2005 (“outstanding shares”). For Mayfield X Management, L.L.C. and each individual Reporting Person, the respective percentages set forth in this column were calculated assuming that shares issuable upon exercise of options exercisable within 60 days after the date hereof that are, or may be deemed to be, beneficially owned by such Reporting Person are outstanding.
(2)	Represents shares held directly by Mayfield X, L.P., of which Mayfield X Management, L.L.C. is the sole general partner.
(3)	Mayfield X Management, L.L.C. holds options to purchase an aggregate of 16,362 shares, all of which are exercisable within 60 days of the date hereof.
(4)	Represents shares held directly by Mayfield X Annex, of which Mayfield X Annex Management, L.L.C. is the sole general partner.
(5)	Represents shares held directly by Mayfield Associates Fund V, L.P., of which Mayfield X Management, L.L.C. is the sole general partner.
(6)	Represents shares held directly by Mayfield Principals Fund, L.L.C., of which Mayfield X Management, L.L.C. is the sole managing director.
(7)	Includes options to purchase an aggregate of 16,362 shares issuable upon exercise of options exercisable within 60 days of the date hereof, which options are beneficially held by Mayfield X Management, L.L.C., and shares held directly by Mayfield X, Mayfield X Annex, Mayfield Associates Fund V and Mayfield Principals Fund, L.L.C. The individual Reporting Persons are Managing Directors of Mayfield X Management, L.L.C., which is the sole general partner of Mayfield X and Mayfield Associates Fund V, the sole managing director of Mayfield Principals Fund, L.L.C. and the sole managing director Mayfield X Annex Management LLC, which is the sole general partner of Mayfield X Annex. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield X Management, Mayfield X Annex Management, Mayfield X, Mayfield X Annex, Mayfield Associates Fund V and Mayfield Principals Fund, L.L.C., but disclaim such beneficial ownership.
(8)	Mr. Morgan holds director options to purchase an aggregate of 16,227 shares, of which 15,773 will be exercisable within 60 days of the date hereof, and of which the remaining options to purchase 454 shares will vest in two equal installments on April 17, 2006 and May 17, 2006.